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                                                                  Exhibit 14.1
                                                                  Page 1 of 3

                            SADDLEBROOK RESORTS, INC.

                                 CODE OF ETHICS

         Our Executive Committee Members, Chief Financial Officer and Controller hold important and elevated roles in corporate governance. As members of the management team, they are uniquely capable and empowered to ensure that all interests of the stockholders of Saddlebrook Resorts, Inc. ("the Company") are appropriately balanced, protected and preserved.

         The Board of Directors of the Company believes that it is in the best interests of the Company to adopt a written Code of Ethics which will govern the actions of our Executive Committee, Chief Financial Officer and Controller. This Code provides principles to which these individuals are expected to adhere and advocate. Any person who violates this Code of Ethics will be subject to censure, suspension or termination.

         Each of the Executive Committee Members, Chief Financial Officer and Controller shall:

1. Act responsibly, in good faith, with honesty, integrity and due care, without misrepresenting material facts or allowing his or her independent judgment to be subordinate.

2. Avoid actual or apparent conflicts of interest in personal and professional relationships. A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, or a member of his or her family, receives personal benefits as a result of his or her position in the Company without the consent of the Chairman of the Board of Directors. In the event that an Executive Committee Member, Chief Financial Officer of Controller has reason to believe that he or she, or any member of his or her immediate family, may have a personal interest in a material transaction or relationship involving the Company or any of its subsidiaries, either current or proposed, that reasonably could be expected to conflict with the interests of the Company or one of its subsidiaries, he or she shall inform a member of the Board of Directors promptly of such personal interest. All material transactions and relationships involving a potential conflict of interest for the Executive Committee Members, Chief Executive Officer or Chief Financial Officer of the Company must be approved in advance by the Chairman of the Board of Directors or the Board of Directors of the Company, as provided below.

3. Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

4. Comply with all applicable laws, rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

5. Advance the legitimate interests of the Company whenever the opportunity to do so arises.

6. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinate.


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                                                                  Exhibit 14.1
                                                                  Page 2 of 3

7. Endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

8. Respect and maintain the confidentiality of information about the Company, and its customers and suppliers, acquired in the course of his or her work except when authorized or otherwise legally obligated to disclose. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Confidential information acquired in the course of one's work may not be used for personal advantage.

9. Share knowledge and maintain skills important and relevant to specific needs.

10. Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

11. Protect the Company's assets and ensure their responsible and efficient use only for legitimate business purposes.

         In addition to the foregoing, each of the Executive Committee Members, Chief Financial Officer and Controller is prohibited from (a) taking for himself or herself personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company.

Reporting Violations of this Code, Assistance in Investigations

         The Executive Committee Members, Chief Financial Officer and Controller are required to report, or cause to be reported to the Chairman of the Board or a member of the Board of Directors, and to assist in any investigation undertaken by the Company, information known to them concerning the following:

- the conduct of any employee or agent of the Company in connection with the Company or its business that is not honest and ethical;

- conflicts of interest which have not been reported as required by this Code;

- disclosures in the Company's SEC reports and other public disclosures that are not full, fair, accurate, timely, and understandable;

-        violations of this Code of Ethics.

         The Company's Board of Directors shall conduct an appropriate investigation and take such action as it determines necessary to effect compliance with this Code.


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                                                                  Exhibit 14.1
                                                                  Page 3 of 3

No Retaliation; Confidentiality

The Company will not, and no Executive Committee Member, officer may, retaliate against a director, officer or employee who provides, or causes to be provided, information, or who files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed regarding any matter covered in the preceding section entitled "Reporting Violations of this Code, Assistance in Investigations," and the anonymity of such person and the confidentiality of the information that is reported will be maintained if such person so requests; provided however, that the identity of the person and the information reported may be disclosed to the extent necessary to conduct an effective investigation. Any person who reports, or causes to be reported, information, or who files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed, regarding any matter covered in the preceding section who believes that he or she has been subject to retaliation by the Company, or any officer or employee, shall report such retaliation to the Board of Directors, which shall conduct an appropriate investigation and take such action as it determines necessary to effect compliance with this Code and applicable law.

Approval Of Transactions And Relationships Involving A Potential Conflict Of Interest For An Officer Or Director

         In order to ensure that material transactions and relationships involving a potential conflict of interest for any officer or employee of the Company are in the best interests of the Company, all such conflicts of interest shall be reported to the a member of the Board of Directors, and the approval of the Chairman or the Board of Directors must be obtained in advance for the Company to enter into any such transaction or relationship. No officer or employee of the Company may, on behalf of the Company, authorize or approve any transaction or relationship, or enter into any agreement, in which such officer or any member of his or her immediate family, may have a personal interest without such Board approval. Further, no officer or employee of the Company may, on behalf of the Company, authorize or approve any transaction or relationship, or enter into any agreement, if they are aware that an officer, or any member of any such person's family, may have a personal interest in such transaction or relationship, without such Board approval.